SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549


                            FORM 8-K
                       CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT( DATE OF EARLIEST EVENT REPORTED)   SEPTEMBER 17, 1997
                             WILTEK, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

STATE OF INCORPORATION-               CONNECTICUT
COMMISSION FILE NUMBER-               0-2401
IRS EMPLOYER IDENT. NO.-              06-0625999
ADDRESS-                              542 WESTPORT AVE, NORWALK CT 06851
TELEPHONE NUMBER                      203-853-7400

NORWALK, Conn.--(BUSINESS WIRE)--Sept. 17, 1997--Wiltek, Inc. (NASDAQ-WLTK), today announced that it has terminated the planned merger of a Wiltek subsidiary with SplinterCom, L.L.C., an entity formed by Internet Splinter Group L.L.C. Wiltek terminated the merger due to SplinterCom's failure to secure the requisite financing within the requisite time period. Pursuant to the terms of the merger agreement, SplinterCom is required to pay for Wiltek's out-of-pocket costs in connection with the contemplated transaction.


``Wiltek's officers and directors intend to continue to pursue opportunities to enhance shareholder value and accelerate growth,'' said David Teitelman, Wiltek's president. ``While Wiltek's Board of Directors obviously felt that the merger with SplinterCom was one way to achieve this result, it is by no means the only way to do so.''


The company maintains a strong balance sheet with very little debt, and recently reported that revenues for the third quarter of fiscal 1997 exceeded revenues for the corresponding quarter of fiscal 1996 by 20%. Wiltek also reported an 18% increase in revenues for the first nine months of this year over the same period last year. Furthermore, management expects comparable revenue growth through the end of fiscal 1997 and into fiscal 1998.


Wiltek provides electronic messaging, enhanced directory synchronization, fax transport and consulting services to corporate accounts worldwide. Wiltek performs all design required for the implementation and operation of its worldwide message and data communication services. Those services enable Wiltek's customers to communicate seamlessly with electronic mail, among all intra- and inter-company messaging systems both private and public.


Wiltek's principal offices are located at 542 Westport Avenue, Norwalk, CT. Wiltek (UK) Ltd. is a wholly owned subsidiary which was organized in England in 1983, to provide Wiltek services to international users. Wiltek (UK) Ltd. is located at 2 Apple Walk, Swindon, England.